ETF Opportunities Trust 485BPOS

Exhibit 99(g)(19)

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as the last date of the signature block (the “Effective Date”), to the Custody Agreement dated as of August 13, 2024 (the “Agreement”), is entered into by and between ETF OPPORTUNITIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to add the REX Crypto Equity Premium Income ETF; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ETF OPPORTUNITIES TRUST		U.S. BANK NATIONAL ASSOCIATION

By:		By:

Name:	David A. Bogaert	Name:	Greg Farley

Title:	President	Title:	Sr. Vice President

Date:	September 25, 2024	Date:	October 1, 2024

Exhibit A to the Custody Agreement

Separate Series of ETF Opportunities Trust

Name of Series:

TappAlpha SPY Growth & Daily Income ETF

REX Crypto Equity Premium Income ETF